Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY ANNOUNCES $50 MILLION
STOCK REPURCHASE PLAN
DALLAS – (November 26, 2007) – Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that the Board of Directors has authorized a share repurchase program for the Company to acquire up to $50 million of the Company’s common stock.
Based on a closing price of $7.47 per share on November 23, 2007, the Company may purchase, from time to time and as market conditions warrant, approximately 5.45% of the publicly traded common stock outstanding.
Monty J. Bennett, President and CEO, commented, “We believe there is a clear disparity between public and private market values. Given this situation and the strong underlying fundamentals of our properties, we see a very compelling case for this capital strategy. We intend to deploy the proceeds from our ongoing sale of non-strategic hotel assets to fund the share repurchase program as well as reduce our total debt. The net effect of this capital allocation is to improve our balance sheet via deleveraging and generate more accretive shareholder returns.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Announces $50 Million Share Repurchase

November 26, 2007
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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